Exhibit 2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (No. 333-162685) of Japan Finance Organization for Municipalities of our report dated June 11, 2010, with respect to the non-consolidated financial statements of Japan Finance Organization for Municipalities included in its Annual Report on Form 18-K for the year ended March 31, 2010.
/s/ Ernst & Young ShinNihon LLC
Tokyo, Japan
August 31, 2010